Exhibit 4.19

STUDIO CITY CASINO AGREEMENT

by and among

STUDIO CITY ENTERTAINMENT LIMITED

a company incorporated under the laws of

the Macau Special Administrative Region of the

People’s Republic of China

and

MELCO RESORTS (MACAU) LIMITED

a company incorporated under the laws of

the Macau Special Administrative Region of the

People’s Republic of China

Dated: May 11, 2007

(as amended on 15 June 2012 and 23 June 2022)

THIS AGREEMENT (“Agreement”) is made and entered by and among STUDIO CITY ENTERTAINMENT LIMITED, formerly known as MSC DIVERSÕES, LIMITADA and NEW COTAI ENTERTAINMENT (MACAU) LIMITED, a Macau limited liability company, with head office in Macau at Avenida da Praia Grande n.° 762-840, China Plaza, 8.° andar C, with share capital of MOP101,000.00 (one hundred and one thousand patacas) (hereinafter referred to as “MSC”), and MELCO RESORTS (MACAU) LIMITED, a limited liability company by shares, with registered office in Macau at Avenida da Praia Grande n.° 762-840, China Plaza, 8.° andar C, registered in the Macau Commercial and Movable Assets Registry under no. 24325, with share capital of MOP1,010,000,000.00 (one billion and ten million patacas) (hereinafter referred to as “Operator”).

RECITALS

A. Studio City International Holdings Limited, an exempted company with limited liability registered by way of continuation in the Cayman Islands (“Company”), with its American depositary shares listed on the New York Stock Exchange in U.S., is, through its subsidiaries, the developer of a multi-use destination resort known as Studio City Complex ( “Project”) situated within an area of land known as Zona de Aterro entre Taipa e Coloane, Lotes G300, G310 e G400, Estrada Flor de Lotus, Taipa, Macau (“Site”).

B. On May 11, 2007 the parties entered into this Agreement then known as Services and Right to Use Agreement as approved by the Macau Government (vide DICJ notice no. 261/CONF/2007), which was amended on 15 June 2012 as approved by the Macau Government (vide DICJ notice no. 610/CONF/2012) and further reaffirmed by the Macau Government upon the Company’s listing on the New York Stock Exchange (vide DICJ notice no. 775/DICJ/2018).

C. To enhance the overall business performance of the Project, the Company desires that the Operator conducts Gaming Activities at the Studio City Casino, as may be expanded from time to time (“Casino”) in accordance with the terms of this Agreement from the date hereof through December 31, 2022, under the subconcession agreement signed by the Operator on 8 September 2006 (“Subconcession Agreement”), and from January 1, 2023, should the Operator be awarded a new concession and sign a concession agreement with respect thereof (“Concession Agreement”), subject to compliance with applicable law from time to time and the Macau Government granting the Operator a right to use the Casino.

NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, MSC and Operator agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As they are used in this Agreement, the terms listed below shall have the respective meanings assigned to them in this Article.

“Accounting Systems” has the meaning set forth in Section 4.5(a).

“Affiliate” or “Affiliates” means, with respect to a specific individual or legal entity, any other individual or legal entity that directly or indirectly through one or more intermediaries controls or is controlled by or under common control with the specific individual or legal entity.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocated Overhead Expenses” means the actual, out-of-pocket expenses incurred by Operator in respect of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that Operator, in its reasonable discretion, and in a fair and equitable manner, allocates to the Casino after taking into account the size of the Casino relative to the size of its consolidated operations.

“Arbitration Notice” has the meaning set forth in Section 15.1(b).

“Budgeted Costs of Operations” shall mean those Costs of Operations set forth in the Operating Budget.

“Casino” has the meaning set forth in the recitals to this Agreement.

“Casino Employees” has the meaning set forth in Section 6.1.

“Casino Employee Expenses” has the meaning set forth in Section 6.3.

“Centre” has the meaning set forth in Section 15.1(c).

“Closure Procedures” has the meaning set forth in Section 10.3.

“Commencement Date” means 27 October 2015.

“Company” has the meaning set forth in Recital A.

“Competitor” has the meaning set forth in Section 11.4.

“Competitor Termination Event” has the meaning set forth in Section 11.4.

“Confidential Information” has the meaning set forth in Section 14.18(a).

“Concession Agreement” has the meaning set forth in the recitals of this Agreement.

“Costs of Operations” means, without duplication, the actual expenses of operations (including expenses accrued and Allocated Overhead Expenses) attributable to the operation of the Casino, pursuant to GAAP, that are costs, net of costs paid by MSC and except for depreciation of cost of fixed assets funded by MSC, and shall include without limitation: (a) fees for background investigations of employees; (b) costs of administration, hiring, and firing of Casino Employees; (c) compensation and benefits to Casino Employees; (d) regulatory fees imposed on the Casino by the Macau Government including (i) per device license fees imposed by the Macau Government in respect of Gaming Devices located in the Casino calculated on the basis of the number of Gaming Devices operated at the Casino; (ii) any costs or expenses incurred by the Operator with any guarantee, deposit or other instrument of similar nature required by the Macau Government to cover potential labor related liabilities calculated on the basis of the number of Casino Employees compared to the total number of employees covered by such instrument;(iii) rent and other amounts payable to the Macau Government with respect to the Casino and resulting from the reversion of the Casino and or the Gaming Assets to the Macau Government calculated on the basis of the gross floor area of the Casino or the relevant Gaming Assets, as applicable; (iv) any costs or expenses incurred by the Operator with any guarantee, deposit or other instrument of similar nature required by the Macau government to cover any special gaming tax calculated on the basis of the gaming revenue generated at the Casino compared to the Operator’s overall gaming revenue; (v) any costs or expenses incurred by the Operator with any guarantee, deposit or other instrument of similar nature required by the Macau Government to cover any premium due by the Operator to the Macau Government calculated on the basis of the number of Gaming Devices allocated for operation at the Casino; (vi) any fines or other expenses or costs imposed by the Macau Government with respect to the operation of the Casino (other than as a result of a breach of this Agreement by the Operator or violation of law by the Operator or its Affiliates, in both cases in case of gross negligence, bad faith or willful misconduct of the Operator or its Affiliates); (vii) any other fees, taxes, levies, premiums or expenses required by the Macau government that are attributable to the Casino calculated on the basis of the area of the Casino, the number of Gaming Devices that may be operated or are operating at the Casino or otherwise, but, in all cases, not including Gaming License Fees; (e) all costs of maintaining financial and accounting records by Operator in accordance with Operator’s obligations under this Agreement, all costs of undertaking and complying with audits under this Agreement, and all costs of preparing budgets and reporting financial and other performance; (f) total gaming-related costs, fees and expenses, including without limitation, materials, supplies, inventory, utilities, repairs and maintenance, insurance and bonding, complimentary expenses (including without limitation complimentary rooms and amenities), annual audits, accounting, legal or other professional and consulting services, security or guard services, and such other costs, expenses or fees, customarily and reasonably incurred in the operation of the Casino in accordance with the Operating Standards, (g) the costs for the allocation of any gaming tables for operation at the Casino above 26.4% of Operator’s overall gaming tables (provided (1) calculation of such costs excludes gaming tables (if any) allocated by the Macau Government to the Operator for operation at any gaming area located at the Project as a direct result of capital expenditure for phase 2 or future capital expenditure with the development of the Project and (2) such costs have been approved in accordance with the Company’s related party transactions policy) ; (h) all costs related to the grant of credit to patrons and recovery of any debts (including judicial and reasonable attorney’s fees);

(i) any costs or expenses in any way connected with the grant of a right to use or otherwise by the Macau Government to the Operator to enable the use of the Casino for operation of games of fortune and chance in casino by the Operator, and (j) actual income tax expenses incurred by the Operator and directly attributable to the revenue generated at the Casino; (k) any and all other amount stated in this Agreement to be Costs of Operations (including the amortization of casino contract liabilities); provided, however, that notwithstanding the foregoing, “Costs of Operations” shall specifically not include (i) Gaming License Fees; (ii) Operator’s own expenses of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that are not Allocated Overhead Expenses; and (iii) any obligation of Operator under Sections 8.3(g), 12.1(b), 13.3, 13.5 or 15.1(j) of this Agreement. Whenever this Agreement refers to a cost or expense as being reimbursable as, or constituting a “Cost of Operations” or “Costs of Operations”, such right or obligation shall always be read to be qualified by the qualifications to the definition thereof contained herein.

“Costs of Operations Account” means a special account or accounts: (i) bearing the name of Operator (or any Lender or third party nominated by a Lender following enforcement of any Lien); (ii) established by the Operator in a bank or trust company selected by Operator; and (iii) maintained solely by Operator (or any Lender or third party nominated by a Lender following enforcement of any Lien) to pay the Costs of Operations.

“DICJ” means the Direcção de Inspecção e Coordenação de Jogos (the Gaming Inspection and Coordination Bureau) of Macau.

“Dispute” has the meaning set forth in Section 15.1.

“Effective Date” has the meaning set forth in Section 2.2.

“Employee Policies” has the meaning set forth in Section 6.1.

“Enterprise Accounts” has the meaning described in Section 4.8(a).

“Event of Default” shall have the meaning described in Section 9.1.

“Fiscal Year” means the accounting year used for the operation of the Casino, which shall be January through December.

“Furniture and Equipment” means all furniture, furnishings, wall coverings, fixtures, equipment and systems located at, or used in connection with, the Casino, together with all replacements therefor and additions thereto; provided, that all Gaming Assets are excluded from this definition of “Furniture and Equipment”.

“GAAP” means those U.S. generally accepted accounting principles defined by the Financial Accounting Standards Board consistently applied to the gaming industry practice.

“Gaming Activities” means the operation of table games, slot machines, electronic gaming tables, other games of fortune or chance and other casino games.

“Gaming Assets” means Gaming Devices and other operating equipment, gaming inventories and supplies necessary for the conduct of Gaming Activities at the Casino.

“Gaming Authority(ies)” means the Macau Government, and any other gaming regulatory bodies by any other name (including any court, agency, department, commission, board, bureau or instrumentality) having jurisdiction over the conduct of gaming activities (or any aspect thereof) of the Operator, Melco Resorts or its Affiliates.

“Gaming Devices” means tables, slot machines and other gaming apparatus at the Casino.

“Gaming License” has the meaning set forth in Section 2.2.

“Gaming License Fees” means, unless otherwise agreed in writing by the parties and the Company, any subconcession/concession/gaming authorization fees or costs of Operator or its employees who are not Casino Employees in connection with maintaining its Gaming License but does not include any of the items in clause (d) of the definition of Costs of Operation , or (ii) Macau Gaming Taxes.

“Gaming Promoters” means gaming promoters duly licensed by the Macau Government to act in such capacity, and whose activity is to promote games of fortune and chance and other games in casinos in Macau providing amenities such as transport, lodgment, food and beverage and entertainment to patrons and receiving for such activity, as consideration, a commission or other remuneration.

“Governmental Approvals” means approvals of Governmental Authorities and/or Gaming Authorities, as applicable.

“Governmental Authority(ies)” means any court, board, agency, commission, office, department, bureau, or other instrumentality or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, to the extent each such court, board, agency, commission, office, department, bureau, or other instrumentality or authority has legal jurisdiction over the Casino or the Operator under this Agreement.

“HKD Prime” means the prime lending rate for Hong Kong dollars as may be offered by the Hong Kong and Shanghai Banking Corporation Limited from time to time.

“ICC” means the International Chamber of Commerce.

“Independent Expert” means an independent, internationally recognized investment banking or accounting firm that is qualified to resolve the issue in question, and that is appointed in each instance by agreement of the parties, or failing agreement, by a process whereby each party shall select one (1) such internationally recognized investment banking or accounting firm and the two (2) respective firms so selected shall select another such internationally recognized investment banking or accounting firm to be the Independent Expert. Each party agrees that it shall not appoint an individual as an Independent Expert hereunder if the firm (x) is, as of the date of appointment or within six (6) months prior to such date, engaged by such party, either directly or as a consultant, in connection with any other matter or (y) otherwise has an economic relationship that could reasonably be expected to impair its independence or objectivity. In the event that either party calls for an Independent Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Independent Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm, and within ten (10) days after such respective selections the two (2) respective firms so selected shall select another such internationally recognized investment banking or accounting firm to be the Independent Expert. If either party fails to make its respective selection of a firm within the ten (10) day period provided for above, then the other party’s selection shall be the Independent Expert. Also, if the two (2) respective firms so selected shall fail to select a third internationally recognized investment banking or accounting firm to be the Independent Expert, then such Independent Expert shall be appointed by the ICC and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

“Intellectual Property” means all trademarks, service marks, trade dress, copyrights, trade secrets, slogans, advertisements, promotions, proprietary information and know-how relating to operating methods, procedures and policies, inventions (whether patentable or not), software and all object and source code versions thereof and all related documentation, flow charts, and user/service/operating manuals, and any other intangible right protectable under any Law.

“Law” means any laws, ordinances, rules, regulations, permits, licenses and certificates and orders, judgments, and decrees of courts and administrative bodies of competent jurisdiction.

“legal requirements” has the meaning set forth in Section 14.18(b).

“Lender” or “Other Lender” means any third party that provides a Loan to the Company or its subsidiaries or that acts as agent, security agent, trustee or in any similar role in respect of a Loan.

“Licenses” means all permits, authorizations, and licenses necessary to operate the Casino in accordance with Macau Law.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, exaction, imposition, charge or other claims of third parties of any kind or nature.

“Loan” or “Loans” means any loan or loans or other indebtedness, including but not limited to bonds, incurred by the Company or any of its subsidiaries secured by the Project (or any part thereof) and/or any of the revenues of the Project (or any part thereof).

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“Macau Gaming Taxes” means (a) the direct tax imposed by the Macau Government on the Casino’s Total Gaming Revenues or gaming receipts or any successor direct tax to such direct tax, (b) any contributions or revenue sharing payments payable to the Macau

Government in relation to the Casino’s Total Gaming Revenues or any successor contributions or revenue sharing payments payable to the Macau Government and used for similar purposes as the current contributions or revenue sharing payments or any other purposes to be determined by the Macau Government, and (c) any additional or replacement taxes imposed on or in relation to the Casino’s Total Gaming Revenues at any future time; and (d) any special premium that may be imposed by the Macau government with respect to the compliance of certain minimum gross gaming revenue requirements; provided, that, for the avoidance of doubt, “Macau Gaming Tax” shall not include Gaming License Fees or any tax, whether income, profits, branch profits, franchise, complementary or other tax, however characterized, on Operator’s income from the operation of the Casino (as distinguished from the Total Gaming Revenues derived from the operation of the Casino).

“Macau Government” means the government of Macau.

“Mass Market Operations” means all Gaming Activities, including tables and slot machines, other than VIP Operations.

“Mass Market Revenues” means gross gaming revenues, defined as the difference between gaming wins and losses before deducting (i) all costs and expenses and (ii) Macau Gaming Taxes, from the Mass Market Operations of the Casino. Mass Market Revenues shall not include VIP Revenues; provided, that revenue from slot machines is considered part of Mass Market Operations (and shall not be considered part of VIP Operations). Mass Market Revenues shall be determined in accordance with the books and records of Operator maintained in accordance with GAAP.

“Melco Resorts” means Melco Resorts & Entertainment, a company incorporated in the Cayman Islands.

“Melco Resorts Control” has the meaning set forth in Section 11.9.

“Minimum Balance” has the meaning set forth in Section 8.1(c).

“Minimum Internal Control Requirements” means minimum internal control requirements set out in Instruction no. 1/2018 dated 28 February, 2019 issued by DICJ, as amended from time to time.

“MOP” means the lawful currency of Macau.

“MSC” has the meaning set forth in the introductory paragraph to this Agreement.

“MSC Account” means an account designated by MSC.

“MSC Change of Control” means any event as a result of which any person or group of persons acting in concert, other than the Company and its Affiliates (i) directly, or indirectly, through one or more interposed entities, holds or is capable of exercising a majority of the voting power of MSC; or (ii) has and is capable of exercising the right to appoint a majority of the board of directors or similar governing body of MSC.

“MSC Change of Control Notice” has the meaning set forth in Section 14.1(b).

“MSC Change of Control Transaction” has the meaning set forth in Section 14.1(a).

“MSC’s Intellectual Property” means all Intellectual Property utilized by MSC in connection with the Project and in the performance of its obligations pursuant to the Transaction Documents, including Intellectual Property previously used by MSC, and Intellectual Property used at any time during the Term by MSC, unless licensed by MSC from Operator or a third party.

“New Cotai” has the meaning set forth in the recitals to this Agreement.

“Non-Reimbursable Expenses” means costs and expenses of Operator that are not to be funded or reimbursed by MSC (whether as Costs of Operations or otherwise) nor may amounts in respect thereof be withdrawn from the Costs of Operations Account, unless otherwise agreed in writing by the Company.

“Operating Budget” has the meaning set forth in Section 8.1.

“Operating Standards” has the meaning set forth in Section 4.1(a).

“Operating Strategy” has the meaning set forth in Section 4.1 (a).

“Operator” has the meaning set forth in the introductory paragraph to this Agreement.

“Operator’s Developed Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator’s Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator Account” means an account or accounts: (i) bearing the name of Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien); (ii) established by Operator in a bank selected by Operator; and (iii) maintained by Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien) to be maintained solely to accept deposits of Total Gaming Receipts by Operator and disburse out of such deposits in accordance with this Agreement.

“Operator’s Own Intellectual Property” has the meaning set forth in Section 4.14(a).

“Operator Regulated Affiliates” means any of (a) Operator, (b) Melco International Development Limited (“Melco”), (c) Melco Resorts (d) any Affiliate of Operator, Melco, or Melco Resorts, and (e) any entity in the equity of which any of Operator, Melco, Melco Resorts or any Affiliate of any of them has any direct or indirect interest.

“Project” has the meaning set forth in the recitals to this Agreement.

“Regulatory Review” has the meaning set forth in Section 12.3.

“Representatives” has the meaning set forth in Section 14.18(b).

“Sale” means with respect to any person, the sale, assignment, conveyance, or other transfer of (A) all or substantially all assets of such person or (B) a controlling interest in such person (i.e., the possession directly or indirectly of the power to direct or cause the direction of management and policies of such, whether through the ownership of voting securities, or partnership interests, by contract or otherwise).

“Site” has the meaning set forth in the recitals to this Agreement.

“Studio City Developments” means Studio City Developments Limited, a company incorporated in Macau.

“Subconcession Agreement” has the meaning set forth in the recitals of this Agreement.

“Tax” means all taxes, duties, levies, fees, tariffs, imposts, deficiencies, or other charges or assessments of any kind whatsoever, including net income, gross income, franchise, gross receipts, property, payroll, employment, occupation, capital gains, gains, profits, net worth, or other taxes, and any interest, penalties, additions to tax, or additional amounts with respect thereto imposed by any Governmental Authority(ies).

“Tax Account” means an account or accounts: (i) bearing the name of Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien); (ii) established by Operator in a bank selected by Operator; and (iii) maintained by Operator (or any Lender or other third party nominated by a Lender following enforcement of Lien) to hold the funds for and to pay all Macau Gaming Taxes pursuant to Section 8.3.

“Taxed Party” has the meaning set forth in Section 8.6.

“Term” has the meaning set forth in Section 2.2.

“Total Gaming Revenues” means Mass Market Revenues plus VIP Revenues.

“Total Gaming Receipts” means cash and cash equivalents effectively received from patrons less amounts paid to patrons in relation to Total Gaming Revenue less amounts held on behalf of patrons in patrons deposit or safekeeping accounts.

“Transfer Amount” has the meaning set forth in Section 8.3.

“U.S.” means the United States of America.

“VIP Operations” means Gaming Activities that generate VIP Revenues.

“VIP Players” has the meaning set forth in the definition of VIP Revenues.

“VIP Revenues” means gross gaming revenues, defined as the difference between gaming wins and losses before deducting (i) all costs and expenses and (ii) Macau Gaming Taxes, received from patrons of the Casino who place bets at VIP Tables with non-negotiable chips or are introduced by one or more Gaming Promoters who, on average, are paid commissions, rebates or similar incentives which are generally consistent with or lower than rates paid by other casinos in Macau (such patrons, “VIP Players”). VIP Revenues shall be determined in accordance with the books and records of Operator maintained in accordance with GAAP.

“VIP Tables” means those tables used by VIP Players.

Section 1.2 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all genders; and the singular shall include the plural and the plural shall include the singular. The Table of Contents and titles of Articles, Sections and paragraphs in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, paragraphs, clauses, exhibits, addenda or riders shall refer to the corresponding Article, Section, paragraph, clause of, or exhibit, addendum or rider attached to this Agreement, unless otherwise specified. “Including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

Section 1.3 Exhibits, Addenda and Riders. All exhibits, addenda and riders attached hereto are by reference hereby made a part hereof.

Section 1.4 Interpretation . To the extent any terms of this Agreement are inconsistent with or would contravene applicable Macau Law, such provisions shall be deemed as unwritten and the Agreement shall remain in full force and effect provided the material terms of the Agreement remain substantially unchanged.

ARTICLE II

SCOPE AND TERM

Section 2.1 Scope. This Agreement outlines the manner in which the Operator manages and operates the Casino and the funding of the Casino operations by MSC.

Section 2.2 Term. This Agreement shall become effective upon execution and delivery of this Agreement by the parties hereto (such date, the “Effective Date”). The initial term of this Agreement (the “Term”) shall be from the Effective Date until December 31, 2022. If the Operator obtains a gaming concession or other right to legally operate gaming in Macau (a “Gaming License”) beyond December 31, 2022, and subject to compliance with applicable law, the Term shall be automatically extended until the expiration of the Gaming License (including all extensions thereof); provided further that the terms of the Gaming License specified by the Macau Government permit such extension under the terms of this Agreement. Any extension of the Term pursuant hereto shall be on the same terms and conditions as set forth in this Agreement.

Section 2.3 Extension of Gaming License. The Operator shall apply for an extension of the Gaming License or a New Gaming License for all periods subsequent to January 1, 2023.

ARTICLE III

[NOT USED]

ARTICLE IV

AUTHORITY AND DUTIES OF OPERATOR

Section 4.1 Operator’s Authority and Responsibility; Best Interests of the Casino.

(a) Operator shall manage the day-to-day operations of the Casino in a manner intended to appeal to the VIP and mass gaming markets at a standard of quality of service set by the Operator in line with the overall Project development and operational strategy determined by the Company from time to time (the “Operating Strategy”) , consistent with the availability of funds as set forth in the Operating Budget, the numbers and grades of Casino Employees employed or utilized from time to time under ARTICLE VI, the Employee Policies and levels of remuneration applicable to those Casino Employees from time to time, the number and types of Gaming Devices used in the Casino, the design, construction, floor configuration and fit out of the Casino (including the Furniture and Equipment and any refurbishment programs) (“Operating Standards”). Operator shall devote the time and effort necessary to operate the Casino in accordance with the Operating Standards. Operator hereby accepts such retention and engagement. The Operating Standards shall include that the Operator not operate the Casino in a manner that intentionally detriments the Casino to the benefit of other casinos operated by the Operator or its Affiliates.

(b) Casino shall be open for operation for twenty four (24) hours per day, three hundred and sixty-five (365) days a year (three hundred and sixty-six (366) days a year in leap years); provided, however, that Operator may close parts of the Casino from time to time as it reasonably determines is appropriate given levels of patronage; and Operator shall perform all other activities directly related to the conduct of Gaming Activities at the Casino as set forth herein.

(c) Operator and MSC shall each (i) act in a commercially reasonable manner in the interest of the Casino when performing their respective obligations under this Agreement, (ii) use commercially reasonable efforts to improve the Casino operations and the Project, respectively, and (iii) refrain from taking actions solely intended to maximize the Casino’s (A) revenue, on the one hand, or (B) short- and long-term profitability, on the other hand, to the detriment of the other of (A) or (B), as applicable.

(d) Operator shall determine the number and types of the Gaming Devices at the Casino, the betting limits related thereto, matters pertaining to the granting and collection of credit, and floor configuration to enable the Casino to be operated in a manner consistent with the Operating Standards; provided, that Operator must do so in compliance with

Macau Law as it applies to an operator of a casino and so as to enable Operator, as a holder of a Gaming License, to at all times be in compliance with any express directive of the Macau Government issued to Operator or to operators of casinos in Macau.

(e) Operator will determine the business model for VIP Operations at the Casino, including, without limitation, the appropriate utilization (if any) of Gaming Promoters versus direct contact with VIP Players and select, engage and terminate any Gaming Promoters to be utilized in connection with the VIP Operations at the Casino from time to time; provided all Gaming Promoters engaged in connection with the VIP Operations at the Casino shall be duly licensed by the Macau Government to act in such capacity. Any Gaming Promoters’ commission or other compensation shall be a Cost of Operations.

Section 4.2 Limitations. Operator shall preserve and maintain all personal property and equipment located in the Casino in good operating condition, ordinary wear and tear excepted, provided that Operator shall retain the right to sell or otherwise dispose of such personal property or equipment on commercially reasonable terms so long as Operator reasonably determines it is no longer necessary for the operation of the Casino and the proceeds therefrom are deposited into the Operator Account to be disbursed to MSC in accordance with Article VIII. Operator shall not hold itself out to any third party as the agent or representative of MSC and shall not enter into any contracts or agreements in the name of MSC. Similarly, MSC shall not hold itself out to any third party as the agent or representative of Operator and shall not enter into any contracts or agreements in the name of Operator. Without the prior written consent of the other party, neither party shall act as agent or representative of the other party with respect to any Government Approvals, nor shall a party act as agent or representative of the other party concerning any action or approval specifically assigned to the other party under this Agreement.

Section 4.3 Consultation on the Project . Operator shall consult with MSC with respect to all policies and procedures affecting the conduct of the business of the Casino, shall provide reports thereon as reasonably requested by MSC and maintain communication with MSC to ensure Casino operations are aligned with the Operating Strategy.

Section 4.4 Security. Operator shall provide for appropriate security for the floor and entrance areas of the Casino. Operator may engage a security consultant and/or security company to assist with provision of security for the Casino. The cost of providing security (including the costs of engaging a security consultant and/or security company as directed by MSC) shall be a Cost of Operations.

Section 4.5 Accounting, Financial Records, and Audits

(a) Operator shall develop and implement accounting systems and financial controls for the Casino in accordance with Macau SAR law (“Accounting Systems”).

(b) Operator shall maintain full and accurate records and books of account for the Casino operations, which records and books shall be maintained in two separate sets in accordance with (i) the Macau Official Account Plan and (ii) GAAP. Notwithstanding anything to the contrary contained herein, such records shall be maintained at Operator’s office located within the Project and shall be made available for prompt inspection, verification, and copying at all reasonable times as required by MSC or any Governmental Authority or Gaming Authority with jurisdiction over Operator. All such records shall be maintained by Operator so as to permit the preparation of financial statements in accordance with (i) GAAP; (ii) the requirements of the Macau Government, including the DICJ and Macau taxation authorities; and (iii) procedures to be mutually agreed upon by the parties. All such records shall at all times be the property of Operator and, unless required by applicable Law or to prevent the loss of or damage to such records, shall not be removed from the Casino or other approved location by Operator

(c) Operator will provide such information and reports regarding the operation of the Casino as may be reasonably required by MSC. Operator shall furnish to MSC monthly financial statements in accordance with Section 8.2. Such statements shall provide reasonable detail with respect to revenues and expenses of the Casino. Upon reasonable request by MSC to Operator, MSC shall have the right to audit the books and records of Operator with respect to Total Gaming Receipts and Costs of Operations. The audits will be scheduled at times agreed upon by MSC and Operator. The cost of such audits and audit reports (including the annual audit under Section 8.4) shall constitute Costs of Operations. Inspection or verification of records by persons other than MSC, its designated representative(s), consultants and advisors, any prospective or actual financing source, any prospective or actual purchaser, and their respective representatives, consultants and advisors, or any Governmental Authority or Gaming Authority with jurisdiction over Operator shall be coordinated by Operator .

(d) Operator shall make all reasonable arrangements as to requirements concerning the reporting and withholding of taxes with respect to the winnings from Gaming Activities. Operator will prepare and file all tax returns and reports relating to the payment of all Macau Gaming Taxes.

(e) All costs of maintaining financial and accounting records by Operator in accordance with Operator’s obligations under this Agreement are Costs of Operations and all costs of undertaking and complying with audits under this Agreement are Costs of Operations.

Section 4.6 Cash Monitoring. Operator shall conduct surveillance and other monitoring activities to ensure the integrity and proper conduct of the Gaming Activities at the Casino. Operator shall install a video and/or digital surveillance system and computerized systems for monitoring the slots or electronic gaming accounts and the Total Gaming Receipts on a daily basis. Operator shall promulgate, and all parties and their respective employees, agents, and representatives shall obey, operational policies respecting the handling of cash, security systems, and access to cash cage, counting rooms, and other places where cash is kept and handled. All such operational policies shall comply with applicable Laws. Each party shall comply with all internal procedures adopted, instructions from the relevant authorities and all applicable Laws related with the prevention of money laundering, financing of terrorism and corruption, including the Minimum Internal Control Requirements or any other instructions issued and/or modified by the DICJ, as amended from time to time.

Section 4.7 Cash Counting. All casino cages shall be counted at least daily at the treasury of the Casino under the permanent co-supervision of the DICJ and Operator. Unless such amounts are required to remain at the cage of the Casino for operational purposes, the Total Gaming Receipts shall be deposited daily into the Tax Account and the Operator Account in accordance with Section 8.3.

Section 4.8 Bank Accounts.

(a) Operator shall, subject to such requirements as may be agreed with any Lenders as to any Liens on the Operator Account, establish the Operator Account Operator shall, subject to such requirements as may be agreed with any Lenders as to any Liens on such accounts, also establish other segregated bank accounts for the operation of the Casino (“Enterprise Accounts”), including the Costs of Operations Account. All risk of loss with respect to funds in the Tax Account, the Operator Account and the Costs of Operations Account shall be borne by Operator.

(b) [Not Used].

(c) All costs incurred by Operator, including bank fees and charges and any taxes, on the bank accounts required to be opened, maintained and operated under this Agreement are Costs of Operations.

Section 4.9 Other Revenues. Without the prior written approval of MSC, other than Gaming Activities, Operator may not supply any revenue generating services (including, without limitation, food, beverage, retail and entertainment services) to patrons of the Casino or the Project, and all revenues from those other services shall be for the sole account of MSC

Section 4.10 Timely Payment of Costs of Operations. Subject to available funds in the Costs of Operations Account or otherwise made available by MSC, Operator shall be responsible for paying Costs of Operations on behalf of the Casino from the Cost of Operations Account (or from funds otherwise made available by MSC) so as to avoid any late-payment penalties (except those incurred as a result of good faith payment disputes) to the extent funds are available.

Section 4.11 Acquisition of Gaming and Other Equipment; Gaming Promoters. (a) Consistent with the Operating Budget, Operator shall acquire the equipment and related licenses for the Gaming Assets, subject to the availability thereof; provided that MSC provides sufficient funds to Operator to pay for those acquisitions prior to Operator being under an obligation to pay for the equipment and related licenses for the relevant Gaming Assets. All such Gaming Assets procured by Operator shall be utilized in the Casino for the purposes set forth in this Agreement. As Operator expects to operate other gaming facilities in Macau, if Operator is procuring any Gaming Assets, Operator shall use commercially reasonable efforts to obtain volume and pricing discounts in connection with the purchase or lease of such Gaming Assets and apply such volume or pricing discounts equitably across all purchases, including the Gaming Assets. Operator’s purchases or leases of any Gaming Assets shall not include any mark-up, profit, or overhead for the account of Operator. MSC will make available to Operator, prior to Operator being under an obligation to pay for the relevant equipment and related licenses, as Costs of Operations the out-of-pocket cost of acquiring all equipment and related licenses (but not Gaming Licenses) for Gaming Assets purchased or leased by Operator. Operator shall not cause, permit or suffer to exist any Lien on or against any such Gaming Assets (other than any applicable vendor’s lien in respect of any unpaid installments of the purchase price). The Gaming Assets may revert to the Macau Government upon expiration or earlier termination of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time), without compensation to the Operator in accordance with Macau law and/or the Subconcession Agreement or Concession Agreement (as applicable at the relevant time).

(b) If determined pursuant to Section 5.1(b), Operator shall engage any Gaming Promoters to be utilized in connection with the Casino.

Section 4.12 [Not Used]

Section 4.13 Maintenance. In the course of operating the Casino, Operator shall promptly notify MSC as to any aspect of the Casino that, to Operator’s knowledge, requires maintenance. MSC shall ensure that any required maintenance tasks are acted upon as soon as is reasonably practicable; provided, that, if required by applicable Law or by the direction of DICJ, Operator shall be responsible for maintenance of the Casino and/or the Gaming Assets in accordance with the Operating Standards and as Costs of Operations. Nothing in this Section 4.13 shall render Operator liable to pay the costs of maintenance of the Casino.

Section 4.14 Intellectual Property.

(a) Subject to the last sentence of this paragraph, any Intellectual Property developed by the Operator solely in relation to the Casino (or otherwise in respect of the performance of its obligations under this Agreement), or by MSC shall be the sole property of MSC; provided, that Intellectual Property shall not include information that is readily available to the public other than as a result of a breach of this provision. Operator shall not use any such Intellectual Property other than in connection with the performance of its obligations under this Agreement. Nothing herein shall require Operator or any Affiliate of Operator to share any of its previously developed trade secrets, customer lists or trademarks or trade names or other existing or future Intellectual Property developed by Operator otherwise than in relation to the Project (“Operator’s Own Intellectual Property”) for the operation of the Casino or, except to the extent reasonably necessary to perform its obligations, to use any such property in the performance of its duties. To the extent that Operator develops and/or utilizes unique and proprietary processes in the operation of the Casino (“Operator’s Developed Intellectual Property” and together with Operator’s Own Intellectual Property, “Operator’s Intellectual Property”), these shall remain the property of Operator.

(b) Operator acknowledges and agrees that MSC is the sole and exclusive owner of MSC’s Intellectual Property and that MSC shall retain all right, title and interest in, to and under MSC’s Intellectual Property. Operator shall not in any way or manner represent to others that it owns or has any ownership rights in MSC’s Intellectual Property. Operator shall not apply for registration of any of MSC’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. Operator shall not make any use of MSC’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the Internet as a domain name, or otherwise, without the express prior written consent of MSC. Operator agrees and acknowledges that any and all goodwill accruing or arising from its past, present and future use of MSC’s Intellectual Property shall be for the sole benefit of MSC or its licensees.

(c) MSC acknowledges and agrees that Operator is the sole and exclusive owner of Operator’s Intellectual Property and that Operator shall retain all right, title and interest in, to and under Operator’s Intellectual Property. MSC shall not in any way or manner represent to others that it owns or has any ownership rights in Operator’s Intellectual Property. MSC shall not apply for registration of any of Operator’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. MSC shall not make any use of Operator’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the internet as a domain name, or otherwise, without the express prior written consent of Operator. MSC agrees and acknowledges that any and all goodwill accruing or arising from its past, present and future use of Operator’s Intellectual Property shall be for the sole benefit of Operator or its licensees.

Section 4.15 Use of Name. MSC and its Affiliates may refer to Operator as the operator of the Casino, utilizing such phrasing as shall be mutually agreeable to the parties, for all purposes and in any manner, written, oral, electronic or otherwise. No additional consideration shall be payable for these or any other permitted uses of the names or trademarks of Operator or its Affiliates.

Section 4.16 Operator’s Own Expenses. Without prejudice to any other provision of this Agreement, including without limitation, those relating to Costs of Operations, Operator shall be solely responsible for and pay Operator’s own expenses of its separate operations, including rent, insurance, overhead, employee expenses and general business expenses that are not Allocated Overhead Expenses, all of which shall be considered Non-Reimbursable Expenses.

Section 4.17 Sales, Marketing and Advertising. Operator shall be responsible for the design, development and implementation of marketing, advertising, player development, customer service and public relations strategies, programs and policies of the Casino as Operator determines to be appropriate and consistent with the Operating Standards.

Section 4.18 Cooperation of Operator with MSC. Operator shall reasonably cooperate with MSC during the Term of this Agreement in all respects reasonably necessary to facilitate the performance by MSC of MSC’s obligations set forth in this Agreement. Operator shall provide MSC with such information pertaining to the Casino as may be reasonably requested by MSC from time to time.

Section 4.19 Gaming License Status. To the extent permitted by law and in compliance with any regulatory condition, Operator shall provide MSC, upon reasonable request of MSC, updates regarding status of its subconcession or new concession (if any), to the extent relevant for the operation of the Casino. At MSC request, to the extent permitted by law and in compliance with any regulatory conditions, Operator shall provide MSC with copies of the relevant documentation

Section 4.20 Notices Regarding Regulatory Review Operator shall promptly provide notice to MSC, if any Operator Regulated Affiliate determines in good faith that, as a result of a Regulatory Review, it may be required by any Gaming Authority(ies) to disassociate itself from MSC, or to procure that Operator is disassociated from MSC.

Section 4.21 Patronage Incentives and Credit. Operator shall establish, consistent with the Operating Strategy, policies and programs for (i) complimentary rooms and amenities, (ii) extension of credit to patrons, and (iii) collection and monitoring of credit. The policies and programs pertaining to the extension of credit to patrons shall be determined and implemented by the Operator in compliance with Macau Law in line with the credit policy approved by the Operator.

Section 4.22 Governmental Approvals and Licenses. Operator shall obtain and maintain in full force and effect all Governmental Approvals and Licenses required in connection with the Casino, its operation and maintenance.

ARTICLE V

AUTHORITY AND DUTIES OF MSC

Section 5.1 Project Operations. Subject to 4.1 (a), MSC shall advise the Operator of the Operating Strategy on a regular basis to enable the Operator to set the Operating Standards of the Casino in accordance with therewith.

Section 5.2 Utility Services MSC shall be responsible for arranging utility services, telephone and other similar services required for the operation of the Casino as MSC determines to be appropriate and consistent with the Operating Standards; provided that Operator shall, at MSC’s request, advise and consult with MSC on all such matters.

Section 5.3 [Not Used]

Section 5.4 Cooperation of MSC with Operator. MSC shall reasonably cooperate with Operator during the Term of this Agreement in all respects necessary to facilitate the performance by Operator of Operator’s obligations set forth in this Agreement. MSC shall provide Operator with such information pertaining to the Project as may be reasonably requested by Operator from time to time.

Section 5.5 [Not Used]

Section 5.6 On-Site Office. MSC shall provide Operator, at no cost to Operator, with office space located at the Project,

reasonably designated by MSC, which shall be utilized for general office purposes solely related to the operation of the Casino, including without limitation, maintaining the books and records of the Casino.

Section 5.7 [Not Used]

Section 5.8 Payment of Amounts other than Costs of Operations The Costs of Operations shall be borne by MSC and paid from the Total Gaming Receipts in accordance with the provisions of this Agreement. MSC shall also be responsible for paying all other costs and expenses in connection with the Casino and its operations and maintenance, other than the items set forth in clauses (i) through (iii) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations. MSC shall pay all such costs and expenses in a timely manner so as to avoid any material disruption to the operation of the Casino in accordance with the Operating Standards.

Section 5.9 [Not Used]

ARTICLE VI

PERSONNEL MATTERS

Section 6.1 Employment and Supervision of Personnel. Operator shall have the responsibility of identifying, and then recruiting, potential Casino Employees (as defined below). Operator shall be responsible for training of the Casino Employees. A background investigation shall be conducted directly by Operator or through the services of a third party , in compliance with all requirements of Law, to the extent applicable, on each applicant for employment as soon as reasonably practicable. Any costs incurred by Operator in connection with the recruitment and training of Casino Employees (including without limitation, recruitment and training companies and engaging the services of recruitment and training agents) and obtaining such background investigations shall constitute Costs of Operations. Operator shall employ and supervise the employees of the Casino (including without limitation dealers, cashiers, security and surveillance personnel, managers, and other personnel customarily employed by casinos in Macau (the “Casino Employees”)), in accordance with the policies and procedures developed by the Operator (the “Employee Policies”). Such policies and procedures shall include staffing levels and compensation ranges for the Casino Employees set by Operator from time to time.

Section 6.2 Personnel Decisions. Operator shall have the sole authority to promote, discharge, and supervise all Casino Employees.

Section 6.3 Casino Employee Expenses. Payroll and employee benefits expenses of the Casino Employees (“Casino Employee Expenses”) shall be borne by Operator and reimbursed by MSC as Costs of Operations All salaries, wages, termination costs, employee insurance, worker compensation premiums, employment taxes, employee on costs, government exactions of any kind related to employment, benefits, and overhead related to the supervision and discharge of Casino Employees shall be Costs of Operations.

Section 6.4 [Not Used]

Section 6.5 [Not Used]

ARTICLE VII

INSURANCE

Section 7.1 Operator’s Duty to Maintain.

(a) During the Term, Operator shall be responsible for obtaining and maintaining, as Costs of Operations, insurance policies related to the Casino Employees, such as worker’s compensation, and such other insurance with respect to the Casino Employees consistent with the Operating Budget.

(b) . During the Term, Operator shall be responsible for obtaining and maintaining insurance coverages (including commercial general liability, flood, and property insurance) from insurers satisfying or exceeding the requirements, covering such risks and in amounts required for the Operator to comply with the terms of Operator’s Gaming License, and which may also include, from time to time, if required in order for Operator to comply with the terms of Operator’s Gaming License, automobile and garage keepers liability, director and officer, and fidelity bond coverage. The costs of all such insurance coverages shall be Costs of Operations, and the Operating Budget shall reflect the cost of obtaining such insurance coverages as Costs of Operations

Section 7.2 [Not used].

Section 7.3 MSC and Operator to be Insureds. The insurance policies required to be obtained and maintained by the Operator pursuant to Section 7.1 shall name MSC and Operator as insureds.

Section 7.4 Evidence of Insurance. From time to time as reasonably requested by the other party, each party shall supply to the other party, and any Governmental Authorities as required by Law, copies of the insurance policies applicable to the Casino operations including those obtained pursuant to this ARTICLE VII.

ARTICLE VIII

OPERATING BUDGETS, COMPENSATION AND CONSIDERATION

Section 8.1 Projections and Budgets; Funding of Costs of Operations.

(a) Operator shall prepare monthly, quarterly, and annual operating budgets for each Fiscal Year of operations of the Casino. Each monthly, quarterly and annual operating budget shall include all requirements necessary to meet the obligations of the Casino, under Operator’s Gaming License and Macau Law. To the extent that an amount necessary to meet the obligations under the Operator’s Gaming License is not known by the Operator prior to the preparation of the relevant monthly, quarterly or annual operating budget, but Operator subsequently becomes aware of such amount, Operator shall promptly give notice of that amount to MSC and each relevant budget shall be amended accordingly. All operating budgets prepared and finalized by the Operator hereunder (each, as applicable, an “Operating Budget”) shall include, among other things, a budget of receipts and expenditure proposals for payroll and other Casino Employee Expenses, operating inventories and supplies and other reimbursable expenses under this Agreement. Operator shall prepare (i) monthly progress reports regarding expenses versus Budget and (ii) such other progress reports regarding expenses versus Budget as may be reasonably necessary and provide them to MSC. Operator shall prepare each future annual Operating Budget, including monthly, quarterly and annual breakdowns, by no later than fifteen days (15) days prior to the commencement of each succeeding Fiscal Year. Each such future Operating Budget, including monthly, quarterly and annual breakdowns, shall include all requirements necessary to meet the obligations of the Casino, Operator’s Gaming License and Macau Law. To the extent that an amount necessary to meet the obligations under the Operator’s Gaming License is not known by the Operator prior to the preparation of the relevant monthly, quarterly or annual operating budget, but Operator subsequently becomes aware of such amount, Operator shall promptly give notice of that amount to MSC and each relevant budget shall be amended accordingly. Adjustments may be made to an Operating Budget from time to time during any Fiscal Year, to reflect changes required based upon staffing of the Casino determined from time to time in accordance with Section 6.1, the impact of unforeseen circumstances, financial constraints, or other events. Any such adjustments shall not affect any actions previously taken by Operator in accordance with the terms of the Operating Budget as in effect at the relevant time. Operator agrees to promptly inform MSC regarding any items of revenue or expense that are reasonably anticipated to exceed the amounts set forth in any Budget and Operator shall promptly notify MSC of any payments made in excess of the amount provided therefor in such Budget.

(b) [Not Used.]

(c) Operator shall not be required to pre-fund any Costs of Operations under this Agreement. MSC shall ensure that Operator is provided with sufficient funds in the Costs of Operations Account to meet the Costs of Operations contemplated by any applicable Operating Budget before Operator is under any obligation to pay for the relevant Costs of Operations. Accordingly, each Operating Budget shall specify in respect of each month covered by the relevant Operating Budget, a minimum balance of funds required to be maintained at all times in the Costs of Operations Account (the “Minimum Balance”). Any shortfall in the Minimum Balance shall be funded from the Operator Account and transferred to the Costs of Operations Account in accordance with the provisions of Section 8.3(d)).

(d) Notwithstanding any other provision of this Agreement, except for the items set forth in clauses (i) through (iii) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations, Operator shall not be required to incur any costs, expenses, liabilities or other obligations howsoever or whatsoever in connection with the Casino, including under any request, direction, instruction, principle, guide, proposal or Operating Budget contemplated under ARTICLES IV, VI or VIII of this Agreement or otherwise, unless the relevant amount has been included in a Budget which is in effect at the relevant time such that the relevant amount is a Cost of Operations and has been credited to, and remains standing to the balance of, the Costs of Operations Account. Operator shall not be in breach of this Agreement as a result of any failure or refusal to incur any such cost, expense, liability or other obligation (except for the items set forth in clauses (i) through (iii) (inclusive) of the exclusions from Costs of Operations set forth in the proviso to the definition of Costs of Operations) which is not a Cost of Operations able to be funded from the Costs of Operations Account at the relevant time.

Section 8.2 Monthly Financial Statements. Within thirty (30) days after the end of each calendar month, Operator shall furnish to MSC monthly verifiable financial statements in accordance with (i) GAAP and (ii) requirements of the Macau Government, including the DICJ and Macau taxation authorities covering the preceding month’s operations of the Casino, including operating statements, balance sheets, income statements, cash flow statements and statements reflecting the amounts computed to be distributed in accordance with Section 8.3.

Section 8.3 Transfers.

(a) In consideration of MSC’s obligations hereunder and rights provided to Operator hereunder, Operator shall on or before the 15th day of the following month transfer to MSC an amount (“Transfer Amount”) equal to Total Gaming Receipts for the prior month less the sum of (1) an amount equal to Macau Gaming Taxes with respect to the Total Gaming Revenues for the prior month and (2) an amount required to maintain the Minimum Balance in the Costs of Operations Account by Operator and as required from time to time as so as to ensure the amounts in the Costs of Operations Account are sufficient to meet Costs of Operations. All monthly distributions shall be subject to the quarterly true up pursuant to Section 8.3 (e) and the other rights and remedies of the parties as set forth herein.

(b) [Not Used].

(c) Where amounts in the Costs of Operations Account are insufficient to meet Costs of Operations, then, notwithstanding the provisions of Sections 8.3 (a) and 8.3(d), MSC shall make transfers from its own funds to the Costs of Operations Account as necessary to pay Costs of Operations and on the basis that such funds are transferred to the Costs of Operations Account before Operator is under an obligation to pay for the relevant Costs of Operations.

(d) The amount of Total Gaming Receipts for each day shall be deposited as follows promptly after determination of the amount thereof. First, an amount equal to all Macau Gaming Taxes payable with respect to the Total Gaming Revenues for that day (as required by applicable Law and regulations) shall be deposited in the Tax Account. All remaining amounts of Total Gaming Receipts for each day shall promptly thereafter be deposited into the Operator Account. All amounts in the Operator Account at the end of the preceding month shall, subject to the other provisions of this Section 8, be disbursed on or before the 15th day of the following month as follows:

(i) [Not Used].

(ii) an amount sufficient to cause the amount contained in the Costs of Operations Account to maintain the Minimum Balance, shall be deposited in the Costs of Operations Account; provided, that, any shortfall in the Minimum Balance shall be deposited into the Costs of Operations Account by MSC from its own funds, from time to time and on the basis that such funds are deposited into the Costs of Operations Account before Operator is under an obligation to pay for the relevant Costs of Operations;

(iii) Any remaining balance in the Operator Account shall be transferred to MSC.

(e) No later than the thirtieth (30th) day of March, June, September or December of each year, if the actual Total Gaming Revenues, the Total Gaming Receipts or other amounts paid to MSC in accordance with Section 8.3 for the preceding quarter (or part thereof) ending the preceding December, March, June and September are different from the amount that should have been determined or paid to such party based on the books and records of Operator and based upon the provisions of this Agreement, then to the extent MSC received an overpayment, it shall repay and deposit the amount of such overpayment into the Operator Account, and to the extent MSC received an underpayment, it shall receive a distribution from the Operator Account.

(f) MSC shall also furnish Operator (directly, or through deposits to the Costs of Operations Account) such other amounts and on such other dates as may be specified by Operator in a request for funds, made in consultation with MSC, delivered to MSC at least thirty (30) days in advance of the specified funding date.

(g) Operator shall pay all Macau Gaming Taxes from the Tax Account and, to the extent that sufficient funds are available in the Costs of Operations Account, shall pay all Costs of Operations from the Costs of Operations Account.

(h) Subject to the provisions of Section 14.1 (a) or any Liens granted in favour of a Lender, Operator shall not cause, permit or suffer to exist any Lien on or against the Tax Account, the Operator Account, the Costs of Operations Account, or any funds on deposit in either such account, and immediately upon becoming aware of same, shall notify MSC. Operator shall promptly take all actions necessary or proper to obtain the release or discharge of any such Lien; provided, however, that any amount incurred to obtain such release or discharge of Lien, and all costs and expenses incurred therewith, shall be Non-Reimbursable Expenses (except if such Lien results from the performance of the Operator’s obligations or any failure by MSC to perform its obligations under this Agreement, in which case any amounts incurred shall be considered Costs of Operation).

(i) [Not Used].

Section 8.4 Annual Audit.

(a) With respect to each Fiscal Year, Operator shall cause an audit to be conducted by an accounting firm selected by the Operator. On or before one hundred and twenty (120) days after the end of such year, the selected accounting firm shall issue a report with financial statements in accordance with (i) GAAP and (ii) requirements of the Macau Government, including the DICJ and Macau taxation authorities, with respect to the preceding Fiscal Year (or portion of the year in the case of the first year) operations of the Casino, including operating statements, balance sheets, income statements and statements reflecting the amounts computed to be distributed in accordance with Section 8.3.

(b) In addition, upon termination of this Agreement in accordance with its terms, such accounting firm shall conduct an audit, and on or before one hundred and twenty (120) days after the termination date, shall issue a report setting forth the same information as is required in the annual report pursuant to Section 8.4(a), in each case with respect to the portion of the Fiscal Year ending on the termination date. If the Total Gaming Revenues, Total Gaming Receipts or other amounts paid to MSC in accordance with Section 8.3, or paid to Operator (from the Costs of Operations Account or otherwise) in respect of Costs of Operations, for the relevant period are different from the amount that should have been paid to such party based on the report prepared by the accounting firm and based upon the provisions of this Agreement, then to the extent either party received an overpayment, it shall repay and deposit the amount in the Operator Account or the MSC Account, as the case may be, within twenty-five (25) days after the receipt by such party of the accountant’s report, and to the extent either party received an underpayment, it shall, within twenty five (25) days after receipt by such party of the accountant’s report, receive a distribution from the Operator Account or the MSC Account, as the case may be, of the amount of such underpayment.

Section 8.5 Cooperation Regarding Financing. Each party will reasonably cooperate in all material respects with efforts by the other party and its Affiliates to obtain financing, and shall coordinate and consult with each other in connection with any financial projections shown to Lenders. Nothing in this Section 8.5 shall require a party to incur a material obligation or liability.

Section 8.6 Effect of New Taxes. If, during the Term, (a)(i) either party hereto (the “Taxed Party”) becomes subject to a Tax imposed by the Macau Government (other than Macau Gaming Taxes) with respect to the income derived by the Taxed Party from the transactions and activities contemplated by this Agreement, and the Taxed Party, if it were deriving gross revenues, gross receipts, gross income or net income from the transactions and activities contemplated by this Agreement on the date the law amending Law no. 16/2001 comes into effect (“Relevant Effective Date”), would not be subject to such Tax on the Relevant Effective Date (assuming, for this purpose, that any “tax holidays,” “exemptions,” or the like were not applicable to the Taxed Party at such time) or (ii) the Macau Government modifies the basis of calculation of a Tax in effect as of the Relevant Effective Date (including Macau Gaming Taxes) by changing such basis of calculation from gross income, net income, gross revenues, gross receipts or sales to another of such bases or by determining to tax Operator on the revenue of the Casino or on the Transfer Amount without any offset or deduction for the payments made by Operator or from the revenue of the Casino to MSC (it being understood that a change in rate of Tax shall not constitute a change in basis of calculation) and (b) as a result of the imposition of such a Tax referred to in clause (a)(i) or the modification of the basis of calculation of a Tax referred to in clause (a)(ii), the Taxed Party, if it were deriving gross revenues, gross receipts, gross income or net income from the transactions and activities contemplated by this Agreement at the Relevant Effective Date January 1, 2023, and assuming, for this purpose, that any “tax holidays,” “exemptions,” or the like were not applicable to the Taxed Party at such time, would be liable to pay a materially greater amount of Tax than the Taxed Party would have previously paid, Operator and MSC shall each negotiate in good faith in order to attempt to minimize equitably as between the parties the adverse impact as a result of the imposition or modification of the Tax, taking into consideration in such attempt any reduction in the taxes payable by the other party that correspond to the Tax imposition or modification. Failure to reach agreement after negotiating in good faith shall not constitute a Dispute subject to resolution under ARTICLE XV.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default. Subject to Section 14.8 (Force Majeure), the occurrence of any one or more of the following events which is not cured in the time permitted shall constitute an event of default (an “Event of Default”):

(a) Event of Default by Operator. The occurrence of any of the following events shall constitute an “Event of Default” of Operator:

(i) The failure of Operator to make any deposit of any amounts in respect of Total Gaming Revenues or Total Gaming Receipts (as appropriate) required under this Agreement on or before the due date recited herein and said failure continues for one (1) day after written notice thereof from MSC;

(ii) The failure of Operator to make any monetary payment or deposit (other than those in respect of Total Gaming Revenues or Total Gaming Receipts, as set forth in Section 9.1(a)(i)) required under this Agreement on or before the due date recited herein and said failure continues for five (5) business days after written notice thereof from MSC;

(iii) A material breach by Operator of any of the representations and warranties, covenants, agreements, terms or conditions contained in this Agreement, including the breach of any obligations to perform in accordance with the Operating Standards, and such breach continues for a period of thirty (30) days after written notice thereof from MSC to Operator specifying in detail the nature of such breach; provided, that if such breach is not cured within such thirty (30) day period and Operator has been diligently attempting to cure, such period shall be extended for one thirty (30) day period so long as Operator continues to diligently attempt to cure during such period;

(iv) The suspension, revocation, termination or ineffectiveness, for any reason whatsoever, of Operator’s Gaming License or any Governmental Approval required to be obtained or maintained by Operator under this Agreement (if the failure to obtain or maintain such Governmental Approval would have a material adverse effect on Operator’s Gaming License or its ability to perform its obligations under this Agreement), except where such suspension, revocation, termination or ineffectiveness, results from any act or omission of MSC in violation of this Agreement;

(v) A material breach by Operator of any Macau gaming Laws;

(vi) A finding by a final judgment of a court of competent jurisdiction that any of Operator’s employees are guilty of theft, embezzlement or crime of moral turpitude and if, after knowledge of such final judgment, the failure of Operator to promptly remove such employee from connection with the Casino;

(vii) The failure of Melco Resorts or its successor to hold, directly or indirectly, a majority of the voting equity of Operator unless Operator is a public company and Melco Resorts remains, directly or indirectly, the largest holder of the voting equity in Operator, and holds, directly or indirectly, at least thirty percent (30%) of the voting equity in Operator;

(viii) Operator’s (i) application for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) failure to pay its debts as they mature or admission in writing of its inability to pay its debts as they mature, (iii) making of a general assignment for the benefit of creditors, (iv) adjudication as bankrupt or insolvent, or (v) filing of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admission of the material allegations of a petition filed against it in any proceedings under any such Law, or Operator’s taking any action for the purpose of effecting any of the foregoing;

(ix) The entering of an order, judgment or decree without the application, approval or consent of Operator by any court of competent jurisdiction approving a petition seeking reorganization of Operator, or the appointment of a receiver, trustee or liquidator of Operator, or of all or a substantial part of any of the assets of Operator, that continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof;

(x) Any call or drawing made by the Macau Government under a performance bond unless such bond is fully reinstated in accordance with the terms of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time);

(xi) Any temporary administrative intervention is made by the Macau Government pursuant to the Subconcession Agreement or Concession Agreement (as applicable at the relevant time); or

(xii) The Macau Government takes any formal measure seeking the unilateral termination of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time).

(b) Event of Default by MSC. The occurrence of any of the following events shall constitute an “Event of Default” by MSC:

(i) The failure by MSC to make any monetary payment or deposit required under this Agreement on or before the due date recited herein and said failure continues for five (5) business days after written notice thereof from Operator;

(ii) A material breach by MSC of any of the representations and warranties, covenants, agreements, terms or conditions contained in this Agreement, and such breach continues for a period of thirty (30) days after written notice thereof from Operator to MSC specifying in detail the nature of such breach; provided, that if such breach is not cured within such thirty (30) day period and MSC has been diligently attempting to cure, such period shall be extended for one thirty (30) day period so long as MSC continues to diligently attempt to cure during such period;

(iii) MSC’s (i) application for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) failure to pay its debts as they mature or admission in writing of its inability to pay its debts as they mature, (iii) making of a general assignment for the benefit of creditors, (iv) adjudication as bankrupt or insolvent, or (v) filing of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation Law, or admission of the material allegations of a petition filed against it in any proceedings under any such Law, or MSC’s taking any action for the purpose of effecting any of the foregoing;

(iv) The entering of an order, judgment or decree without the application, approval or consent of MSC by any court of competent jurisdiction approving a petition seeking reorganization of MSC, or the appointment of a receiver, trustee or liquidator of MSC, or of all or a substantial part of any of the assets of MSC, that continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof; or

(v) Any action by MSC whether or not permitted or required under this Agreement which causes or is likely to cause Operator to be in breach of its Gaming License, and the condition resulting from such action continues for a period of thirty (30) days (or in the case of an actual breach, such shorter period as may be permitted by Macau Law, the DICJ or any other applicable Macau Governmental Authority in accordance with applicable Law after Operator has taken commercially reasonable action to attempt to obtain such thirty (30) day period), after written notice thereof from Operator to MSC specifying in detail the nature of the actions to be taken to resolve such condition; provided, that if such breach is not cured within such thirty (30) day period and MSC has been diligently attempting to cure, such period shall be extended for one thirty (30) day period (or in the case of an actual breach, such shorter period as may be permitted by Macau Law, the DICJ or any other applicable Macau Governmental Authority in accordance with applicable Law after Operator has taken commercially reasonable action to attempt to obtain such thirty (30) day period) so long as MSC continues to diligently attempt to cure during such period.

ARTICLE X

REMEDIES

Section 10.1 Remedies. In addition to any termination right provided for herein, but subject to Section 11.9 hereof, upon the occurrence of a default in any obligation hereunder or a breach of any representation and warranty, covenant, agreement, term or condition hereof or of any Event of Default, the non-defaulting party may pursue any and all remedies available to it at law or in equity, subject to the provisions of ARTICLE XV; provided however, that MSC’s remedies with respect to the Events of Default set forth in Sections 9.1(a)(iv), 9.1(a)(xi) and 9.1(a)(xii) shall be limited to the right to termination of this Agreement, without the payment of compensation or the incurrence of any other liability on the part of Operator (but without prejudice to rights accrued or obligations incurred prior to the termination), pursuant to Sections 11.1 and 11.8 hereof, unless any such Event of Default results from the act or omission of Operator; provided, further, that Operator’s remedies with respect to the Events of Default set forth in Section 9.1(b)(v) shall be limited to termination of this Agreement, without the payment of compensation or the incurrence of any other liability on the part of MSC (but without prejudice to rights accrued or obligations incurred prior to the termination), pursuant to Sections 11.1 and 11.8 hereof.

Section 10.2 Ownership of Assets and Repayment of Obligations on Termination or Event of Default.

(a) The parties shall continue to perform their obligations in accordance with the provisions of this Agreement and Macau Law during the pendency of any dispute and no party shall have the right to cease performing its obligations hereunder until this Agreement expires or is duly terminated pursuant to the termination provisions hereof. The parties shall implement reasonably satisfactory escrow arrangements to protect their interests during the pendency of any dispute.

(b) Upon delivery by either party of notice of termination of this Agreement, Operator shall promptly apply to the Macau Government to cease to operate the Casino. Except as to any security interests and Liens as may be established otherwise by a proceeding pursuant to ARTICLE XV and as permitted by Macau Law, Operator shall have no Liens in the Casino or any of the assets of the Casino or the Project (or any equipment, books and records, materials or furnishings therein that were purchased as Costs of Operations). In addition to any other survival provisions set forth in this Agreement, upon the occurrence of any termination of this Agreement, the terms and provisions of ARTICLE IX, ARTICLE X, ARTICLE XIII and Sections 1.1, Section 14.4, Section 14.5, Section 14.8, Section 14.9, Section 14.10, Section 14.11, Section 14.13, Section 14.14, Section 14.15, 14.18, and 15.1 shall survive such termination (and, for the avoidance of doubt, the parties confirm and agree that the right to receive the Transfer Amounts which have been accrued and not yet paid, and the right of Operator to be reimbursed for any Costs of Operations incurred but not yet reimbursed, shall survive any termination of this Agreement and for this purpose (and to this extent only) the provisions of ARTICLE VIII shall apply as if the termination date were the last day of the relevant month).

(c) Upon termination of this Agreement for any reason whatsoever (i) MSC shall promptly remove and cease all use of Operator’s Intellectual Property or any word, term or logo that is confusingly similar thereto, including but not limited to any such use on casino, hotel, bar, restaurant and retail supplies, labels, packaging, merchandise, signs, displays, equipment, telephone directories, literature, brochures, websites and advertising and promotional materials; and (ii) Operator and its Affiliates shall promptly remove and cease all use of MSC’s Intellectual Property or any word, term or logo that is confusingly similar thereto, including but not limited to, any such use on casino, hotel, bar, restaurant and retail supplies, labels, packaging, merchandise, signs, displays, equipment, telephone directories, literature, brochures, websites and advertising and promotional materials. Neither MSC nor Operator shall be entitled to use Intellectual Property that consist of a combination of Operator’s Intellectual Property and MSC’s Intellectual Property without the written consent of the other.

Section 10.3 Closure Procedures. In connection with the termination of this Agreement, Operator shall ensure a seamless cessation of its operation of the Casino (“Closure Procedures”). Without limiting the generality of the foregoing, Operator shall, at MSC’s sole cost and expense as to all reasonable, out of pocket expenses incurred by Operator (unless termination is as a result of a breach by Operator), (i) pay the Casino Employees such redundancy and/or other entitlements as required by Macau Law and/or as provided in the relevant employment contract (such redundancy and/or other entitlements to be Costs of Operations) or continue to pay such Casino Employees all contractual and legal entitlements for so long as such Casino Employees are employed by the Operator and not performing services at the Operator’s other properties at MSC’s sole cost and expense; (ii) deposit any amount that is received by the Operator in respect of Gaming Assets in the Operator’s Account to be applied in accordance with section 8.3 (d) ; (iii) continue to pay any fee, tax or levy that may be due to the Macau Government for the use of the Casino and or Gaming Assets (if such fee, tax or levy does not otherwise cease to be due or is waived by the Macau Government); and (iv) take such actions as may be required by the Macau Government in connection with the aforementioned closure. To the extent that Operator completes the Closure Procedures after the date of termination of the Term, then in addition to reimbursement of all costs incurred, Operator shall be entitled to a reasonable fee for each day that Closure Procedures are ongoing.

Section 10.4 Reconciliation. Upon termination, Operator shall cause an accounting firm to prepare and deliver to MSC a final accounting statement with respect to the Casino in accordance with Section 8.4(b). The parties shall reconcile any outstanding amounts as set forth in Section 8.4(b). Any Dispute with respect to such statement shall be resolved by arbitration pursuant to the provisions of ARTICLE XV.

Section 10.5 Cumulative Remedies. All rights or remedies of MSC or Operator under this Agreement shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s respective option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.

ARTICLE XI

TERMINATION

Section 11.1 Termination Generally. Subject to Section 11.9, in addition to other remedies provided for herein, upon the occurrence and during the continuance of an Event of Default, the non-defaulting party may terminate this Agreement by providing notice to the defaulting party in accordance with Section 11.8. Subject to Section 11.9, this Agreement shall also terminate or be terminable as set forth in Section 14.1 or as otherwise provided in this ARTICLE XI, provided, that the terminating party provides notice to the other party(ies) in accordance with Section 11.8.

Section 11.2 Termination for Material Adverse Effects on Ability to do Business in Macau.

(a) MSC may terminate this Agreement by providing notice to Operator in accordance with Section 11.8, if any event occurs affecting Operator or any of its Affiliates that materially adversely affects the ability of MSC or any of its Affiliates to do business in Macau, and such event or condition shall continue for a period of thirty (30) days after written notice thereof from MSC to Operator specifying in detail the nature of such event or condition; provided, that if such event or condition is not cured within such thirty (30) day period and Operator or such Affiliate has been diligently attempting to cure, such period shall be extended for an additional sixty (60) days so long as Operator or such Affiliate continues to diligently attempt to cure during such period.

(b) Operator may terminate this Agreement by providing notice to MSC in accordance with Section 11.8, if any event occurs affecting MSC or any if its Affiliates that materially adversely affects the ability of Operator or any of its Affiliates to do business in Macau, and such event or condition shall continue for a period of thirty (30) days after written notice thereof from Operator to MSC specifying in detail the nature of such event or condition; provided, that if such event or condition is not cured within such thirty (30) day period and MSC or such Affiliate has been diligently attempting to cure, such period shall be extended for an additional sixty (60) days so long as MSC or such Affiliate continues to diligently attempt to cure during such period.

Section 11.3 Regulatory Review. Operator may terminate this Agreement by providing notice to MSC in accordance with Section 11.8, if, as a result of a Regulatory Review, any Operator Regulated Affiliate is required by any Gaming Authority(ies) to disassociate itself from MSC or to procure any other Operator Regulated Affiliate to disassociate itself from MSC or is formally advised by any Gaming Authority(ies) that such a requirement will be forthcoming, and such requirement or advice shall continue to be applicable for a period of thirty (30) days (or such shorter period as may be required by any Gaming Authority(ies)) after written notice thereof from Operator to MSC; provided, that if such requirement or advice does not cease to be effective within such thirty (30) day period (or such shorter period as may be required by any Gaming Authority(ies)) and MSC has been diligently attempting to remove such requirement or advice, such period shall be extended for an additional sixty (60) days (or such shorter period as may be required by any Gaming Authority(ies))

so long as MSC continues to diligently attempt to remove such requirement or advice during such period. Notwithstanding the foregoing, in the event that any Operator Regulated Affiliate acted or omitted to act with the intent to induce or cause any Gaming Authority(ies) to require any of such parties to disassociate itself from MSC or to procure any other Operator Regulated Affiliate to disassociate itself from MSC or to formally advise that such a requirement will be forthcoming, then Operator shall not have the right to terminate this Agreement pursuant to this Section 11.3, and MSC shall have the right to pursue any and all rights at law or in equity in the event that Operator purports to terminate this Agreement in such circumstances.

Section 11.4 Termination upon a Sale to a Competitor or Obtainment of a Gaming License. MSC or, as to clause (a) of this Section 11.4 only, Operator, may upon thirty (30) days’ prior written notice to the other, terminate this Agreement effective upon (a) a Sale of the Company, Studio City Developments or MSC, or any direct or indirect parent of the Company, Studio City Developments or MSC to a Competitor, if, as a result of such Sale, the Company no longer hold any interest in any of, Studio City Developments or MSC, or (b) the direct or indirect obtainment by MSC or an Affiliate of MSC of a Gaming License (including by way of acquisition of control of an entity that has a Gaming License) (any of the foregoing, a “Competitor Termination Event”). “Competitor” means any person or entity holding a Gaming License.

Section 11.5 Termination by Mutual Consent. This Agreement may also be terminated at any time upon the mutual written consent of MSC and Operator.

Section 11.6 [Not Used].

Section 11.7 Termination Upon Closure of Casino or Discontinuance of Operations. Operator may terminate this Agreement on thirty (30) days’ notice to MSC if the Casino has been permanently closed or operations of the Casino have been permanently discontinued in accordance with authorizations of the Macau Government and applicable law.

Section 11.8 Notice of Termination. Any notice of termination hereunder shall be in writing detailing (a) the Event of Default or termination provision being invoked and (b) the reason the party considers the Event of Default not to be cured or the reason the party considers such termination provision to be applicable, and must be delivered to the other party pursuant to Section 14.4 for such termination to be effective. Termination by Operator (other than pursuant to Sections 11.4 or 11.7) shall not be effective earlier than one hundred and eighty (180) days after delivery. Termination by Operator pursuant to Section 11.3 shall not be effective earlier than one hundred eighty (180) days after delivery (or such shorter period as may be permitted by applicable Gaming Authority(ies), after Operator has used commercially reasonable action to obtain the longest transition period obtainable not to exceed one hundred eighty (180) days).

Section 11.9 No Termination. Notwithstanding anything herein to the contrary (but subject to Section 11.4), including in Article X hereof and this Article XI, if MSC is directly or indirectly under Melco Resorts Control (as defined below), then Operator may not pursue any remedies against MSC under or in connection with this Agreement (other than to cause compliance herewith), and shall not have any right to terminate this Agreement for so long as MSC is directly or indirectly under Melco Resorts Control. At any time from and after the time MSC is no longer directly or indirectly under Melco Resorts Control, Operator may pursue remedies against MSC under or in connection with this Agreement including any right it may have to terminate this Agreement, to the extent (and only to the extent) such remedies are available to Operator at such time under Article X hereof and this Article XI, provided, in each case, that if its right to pursue such remedies (including any termination right it may have) has arisen as a result of any action taken by MSC (or as a result of the failure of MSC to take any action) while MSC was directly or indirectly under Melco Resorts Control, then such right to pursue remedies (including any termination right it may have) may only be exercised by Operator if (a) the event that entitles Operator to pursue any remedies under this Agreement or to terminate this Agreement is beyond Melco Resorts’ reasonable control, for example as a direct result of the material deterioration of general business and financial conditions affecting the operation of casinos in Macau generally, or (b) Melco Resorts has used its commercially reasonable efforts to remedy the breach caused by such event while MSC is directly or indirectly under Melco Resorts Control (and provided that, in either case under clause (a) or (b), Melco Resorts shall not be required to fund the operation of the Casino nor shall Melco Resorts or the Company be required to fund or inject equity into, or make other payments in relation to the Project). For the purposes hereof, MSC shall be deemed to be directly or indirectly controlled by Melco Resorts at all times during which:

(i) Melco Resorts directly, or indirectly through one or more interposed entities, owns and controls MSC as conclusively determined by holding a majority of the voting power of MSC or having the right to appoint a majority of the board of directors or similar governing body of MSC, and

(ii) Melco Resorts directly, or indirectly through one or more interposed entities, owns and controls the other entities which own and control the Site, the hotel facilities within the Project and other facilities which are material for purposes of sustaining operations of the Project as a whole and the Casino in particular (the “Key Non-Gaming Entities”), with ownership and control in each instance being conclusively determined by holding a majority of the voting power in or having the right to appoint a majority of the board of directors or similar governing body of such Key Non-Gaming Entities, provided that, in the event any of the foregoing entities (or all or substantially all of such entity’s assets) is sold, transferred or otherwise disposed of, directly or indirectly, to a third party while such entity is directly or indirectly under Melco Resorts Control (other than in connection with any action taken by a Lender to enforce any Lien against such entity or such entity’s assets or the entities through which Melco Resorts directly or indirectly holds the Key Non-Gaming Entities or their assets), such entity shall no longer be deemed to be a Key Non-Gaming Entity, and

(iii) no Lender has taken any action to foreclose on or enforce any Lien against MSC, any Key Non-Gaming Entity or any such interposed entities or their assets which prevents Melco Resorts from exercising any such power or right in clause (i) or (ii) or the result of which is that Melco Resorts is fundamentally deprived of ownership or control over MSC, any Key Non-Gaming

Entity or any such interposed entities or their assets, which assets are material for purposes of sustaining operations of the Project as a whole and the Casino in particular or the exercise of any such powers or right (“Melco Resorts Control”).

ARTICLE XII

REGULATORY MATTERS

Section 12.1 Compliance with Laws.

(a) Operator shall perform its duties hereunder in compliance with applicable Law. Operator agrees to take commercially reasonable actions (1) that may be reasonably requested by MSC so as not to materially adversely affect the reputation of MSC or its Affiliates in their respective businesses and (2) to comply with, and to cause the Casino to be in compliance with, in all material respects, all applicable Laws, including all applicable gaming Laws, and maintain all Licenses under Law in order to operate the Casino, including the Gaming License; provided, that Operator shall not be required pursuant to the provisions of this Section 12.1(a) to take any actions that materially adversely affect the economic terms or benefits applicable to such party set forth herein. Without limiting the generality of the foregoing, Operator may (i) employ a reasonable number of employees to monitor the operations of the Casino to ensure compliance with such Laws (such employees will be given access to the necessary personnel, areas, systems and data to perform their role); and (ii) adopt a set of Operating Standards for the Casino and the Casino Employees (consistent with Section 5.1 (a)) to ensure the integrity of the Casino and the reputation of Operator. The costs incurred by the Operator under the provisions of this Section 12.1 (a) shall be considered Costs of Operation.

(b) MSC agrees to take commercially reasonable actions (1) that may be reasonably requested by Operator so as to avoid any conflict with Operator’s obligations as a holder of a Gaming License, (2) so as not to materially adversely affect the reputation of Operator as a gaming operator, and (3) to comply with, and to cause the Casino to be in compliance with, in all material respects, all applicable Laws, including all applicable gaming Laws, and maintain all Licenses under Law in order to operate the Casino, including the Gaming License; provided, that (y) if any such actions MSC is required to take pursuant to this Section 12.1(b) relates solely to the Casino, all costs incurred therewith are to be borne by MSC), and (z) MSC and Operator shall negotiate in good faith to equitably allocate the cost of any actions MSC is required to take pursuant to clauses (1) and (3) of this Section 12.1(b) to the extent related to the Gaming License.

(c) Operator shall comply with all laws, rules and regulations, of whatsoever nature, in relation to prevention of money laundering, financing of terrorism and corruption, as in force from time to time, including the Minimum Internal Control Requirements as issued and/or amended by the DICJ, applicable to the Casino, and shall comply with the requirements of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time) applicable to the Casino, as amended from time to time.

Section 12.2 Information. Each party shall assist the other parties in compliance by the first party with all terms and conditions of applicable Law. Without limiting the foregoing, each party shall, in consultation with the other parties, supply the Macau Government with all information necessary to comply with applicable Law.

Section 12.3 Regulatory Review. MSC acknowledges that, by executing this Agreement, it may be subject to ongoing probity review by certain Gaming Authorities. If reasonably requested to do so by Operator, MSC and its respective shareholders, members, investors, officers, directors and employees shall reasonably cooperate with any information requests made by, or to comply with the rules of, any Gaming Authority (“Regulatory Review”). Each party shall cooperate in good faith in connection with any Regulatory Review so as to reduce the likelihood of termination pursuant to Section 11.3.

ARTICLE XIII

ENFORCEMENT OF RIGHTS; RELEASE AND INDEMNITY

Section 13.1 Enforcement of Rights. During the term of this Agreement and so long as any amounts owing to MSC under this Agreement remains unpaid, except as otherwise provided in Section 13.2, Section 13.3, Section 13.4 and Section 13.5, each of MSC and Operator shall control all actions or proceedings commenced against them, respectively, and shall participate jointly as to those brought against both. The parties shall assist and cooperate with each other with respect to such third-party claims and disputes and the parties mutually agree to provide each other with prompt notice of all claims. All uninsured liabilities or expenses incurred by Operator or any of its employees, officers, directors, agents or Affiliates in defending such claims by third parties, which relate to the services provided by Operator hereunder, shall be considered Costs of Operations except (a) with respect to claims and liabilities resulting from its material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct, which shall be governed by Section 13.2, Section 13.3, Section 13.4 and Section 13.5 and (b) arising out of any settlement effected without the consent of MSC. Each party shall provide the other party with a summary of pending or threatened litigation on a quarterly basis.

Section 13.2 Third Party Claims. All costs and expenses incurred by the Operator, its agents, directors, officers, employees and Affiliates, in respect of any third party damages, claims, causes of action, losses and/or expenses of whatever kind or nature including attorneys’ fees and expenses incurred in defending such claims (except claims resulting from the Operator’s material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct, in connection with the operation of the Casino in accordance with the terms of this Agreement, which are subject to Section 13.3 and Section 13.4 hereof) shall be considered Costs of Operation. No party may settle any third party claim involving another party without the consent of the other party, unless (x) such settlement contains a complete release, reasonably satisfactory to the other party, of the other party, its agents, directors, officers, employees and Affiliates from such claim, (y) (i) any and all costs incurred by the Operator in connection with such settlement shall be considered Costs of Operation (unless the claim being settled resulted from the Operator’s material breach of this Agreement, gross negligence, bad faith or willful or criminal misconduct in connection with the operation of the Casino in accordance with the terms of this Agreement), and (ii) any and all costs incurred by

MSC in connection with such settlement shall be borne by MSC, and (z) in the case of settlement by Operator, such settlement does not involve monetary payments in excess of US$2,000,000 (two million United States Dollars) which would be considered Costs of Operations hereunder.

Section 13.3 Indemnity from Operator. Notwithstanding Section 13.2, Operator shall indemnify and hold MSC, its agents, directors, officers, employees and Affiliates, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending third party claims, resulting from (x) the gross negligence, bad faith or willful or criminal misconduct of Operator and its Affiliates, and their respective officers, directors, or employees, in connection with Operator’s performance of this Agreement, (y) a material breach by Operator of its representations, warranties, covenants or agreements herein or (z) any noncompliance with the laws, rules and regulations, or with any requirements of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time) applicable to the Casino, described in Section 12.1(c) hereof, in each case to the extent and in the proportion that such noncompliance results from the act or inaction of Operator and/or its Affiliates, and/or their respective officers, directors and employees, and no such damages, losses or expenses shall be paid from the bank accounts established pursuant to this Agreement, nor shall such damages, losses or expenses be considered Costs of Operations. Operator shall be responsible for and shall indemnify and hold harmless MSC and its Affiliates and their respective directors, officers, employees and agents against, all fees, expenses or other charges related to maintaining Operator’s Gaming License. With respect to the obligation to indemnify under this Section 13.3, Operator shall have the sole right to control the defense of any such matters and shall pay its attorneys’ fees; provided that, with respect to any such matters, Operator shall not be responsible for the attorneys’ fees of attorneys hired by the indemnitee except to the extent Operator requests their assistance or Operator fails to promptly assume the defense of the dispute, or if representation of the indemnitee by the counsel retained by Operator would be inappropriate due to actual or potential conflict of interests between the indemnitee and any other party represented by such counsel in such proceeding. Amounts paid by Operator pursuant to this provision shall be Non-Reimbursable Expenses.

Section 13.4 Indemnity from MSC. Notwithstanding Section 13.2, MSC shall indemnify and hold Operator, its agents, directors, officers, employees and Affiliates, harmless against any and all damages, claims, losses or expenses of whatever kind or nature, including reasonable attorneys’ fees and expenses incurred in defending third party claims, resulting from (x) the gross negligence, bad faith or willful or criminal misconduct of MSC and its Affiliates and their respective officers, directors, or employees, in connection with MSC’s performance of this Agreement, (y) a material breach by MSC of its representations, warranties, covenants or agreements herein or (z) any noncompliance with the laws, rules and regulations, or with any requirements of the Subconcession Agreement or Concession Agreement (as applicable at the relevant time) applicable to the Casino, described in Section 12.1(c) hereof, in each case to the extent and in the proportion that such noncompliance results from the act or inaction of MSC and/or its Affiliates, and/or their respect officers, directors and employees, and no such damages, losses or expenses shall be paid from the bank accounts established pursuant to this Agreement, nor shall such losses or expenses be considered Costs of Operations. With respect to the obligation to indemnify under this Section 13.4, MSC shall have the sole right to control the defense and settlement of any such matters and shall pay its attorneys’

fees, provided that, with respect to any such matters, MSC shall not be responsible for the attorneys’ fees of attorneys hired by the indemnitee, except to the extent MSC requests their assistance, MSC fails to promptly assume the defense of the dispute or if representation of the indemnitee by the counsel retained by MSC would be inappropriate due to actual or potential conflict of interests between the indemnitee and any other party represented by such counsel in such proceeding.

Section 13.5 No Partnership; Indemnity Against Unauthorized Debt and Liabilities. The parties expressly agree that neither this Agreement nor the performance of obligations hereunder creates or implies a partnership among the parties or authorizes any party to act as agent for any other party. Each party hereby agrees to indemnify and hold the other parties harmless from any third party claims, actions and liabilities, including reasonable attorneys’ fees on account of obligations or debts of the first mentioned party that the first mentioned party is not authorized to undertake pursuant to the terms of this Agreement.

Section 13.6 Mitigation of Damages. Notwithstanding any of the terms and provisions herein contained to the contrary, the parties shall each have the duty and obligation to mitigate, in every reasonable manner, any and all damages that may or shall be caused or suffered by virtue of defaults under or violation of any of the terms and provisions of this Agreement committed by the other.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Assignment and Subcontractors.

(a) No party shall assign its rights or delegate its duties under this Agreement other than to a direct or indirect subsidiary (provided that, in the case of an assignment by Operator, the direct or indirect subsidiary holds a Gaming License, and in the case of assignment by Operator, Operator is not relieved of the obligation to perform and such assignment will not have a material adverse effect on Operator’s ability to perform under this Agreement) or, in the case of MSC, as required in connection with any financing for the Company or any of its subsidiaries. Notwithstanding the foregoing, this Section 14.1(a) shall not restrict any direct or indirect MSC Change of Control or any assignment of this Agreement and delegation of MSC’s duties hereunder in connection with any direct or indirect sale or disposal by MSC of any of its assets or businesses (an “MSC Change of Control Transaction”); provided, that, if such transaction would result in a material adverse effect upon Operator’s Gaming License, Operator may (subject to Section 14.1(b)) terminate this Agreement; provided further that if the transaction (A) (1) is not a Competitor Termination Event and (2) has been approved by the Macau Government, or (B) was undertaken by MSC while under Melco Resorts Control), then the foregoing proviso shall no longer be applicable. The assignment of rights or delegation of duties by a party to its direct or indirect subsidiary shall not relieve the party of its obligations under this Agreement. In the case of an assignment of this Agreement by MSC in connection with a financing by the Company or any of its subsidiaries, no Lender shall be required to assume the obligations of MSC under this Agreement (but it may do so if it so elects), unless and until that Lender has exercised remedies under any Lien such that it becomes the counterparty to this Agreement or the owner of the Casino, in which event it shall be required to assume the obligations of MSC under this Agreement from and after the date thereof and the other provisions hereof. Notwithstanding the provisions of Section 8.3 (h), the Operator shall be entitled to pledge and assign its rights under the Tax Account, the Operator Account and the Costs of Operation Account in favour of any Lender providing financing in connection with the Project.

(b) MSC shall provide written notice (the “MSC Change of Control Notice”) to Operator of any contemplated MSC Change of Control Transaction that was not undertaken by MSC while under Melco Resorts Control (except in case of enforcement of any Lien by a Lender). The MSC Change of Control Notice must provide a reasonable description of the proposed transaction, the names of all proposed beneficial owners the nature and proportion of each beneficial owner’s ownership. Until such information is provided, MSC will not have delivered an MSC Change of Control Notice. Within twenty (20) business days after delivery of the MSC Change of Control Notice, Operator shall inform MSC in writing whether it reasonably believes that such transaction would result in a material adverse effect upon Operator’s Gaming License. If MSC disputes Operator’s determination that an MSC Change of Control Transaction would result in a material adverse effect upon Operator’s Gaming License, then the parties shall address such Dispute in accordance with the procedures set forth in ARTICLE XV. The provisions of this Section 14.1(b) are without prejudice to any other provisions of this Agreement and, without limiting the generality of the foregoing, a failure by Operator to inform MSC in writing that Operator reasonably believes that the contemplated MSC Change of Control Transaction would result in a material adverse effect upon Operator’s Gaming License shall be without prejudice to Operator’s rights to subsequently terminate this Agreement under any applicable provision of this Agreement (including ARTICLE XI and Section 14.1(a)) as a result of or in connection with the MSC Change of Control Transaction or any other matter howsoever or whatsoever.

(c) The provisions of Sections 14.1(a) and (b) are without prejudice to the provisions of Section 11.4 and in the event of any conflict, the provisions of Section 11.4 shall prevail and be overriding. Accordingly, without limiting the generality of the foregoing, if an MSC Change of Control Transaction is also a Competitor Termination Event Section 11.4 shall apply irrespective of the provisions of Sections 14.1(a) or (b) and irrespective of whether the relevant transaction has been approved by the Macau Government. If the MSC Change of Control Transaction is not a Competitor Termination Event, the provisions of Sections 14.1(a) and (b) shall apply to the relevant transaction.

(d) Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Except as set forth in Section 14.1(a), the assignee of the rights of a party under this Agreement permitted by applicable Law, shall assume the obligations of the relevant party under this Agreement as a condition of the assignment.

Section 14.2 [Not Used].

Section 14.3 [Not Used].

Section 14.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth below, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) two (2) business days after deposit with an international express delivery service, postage prepaid, addressed to the parties as set forth below with two (2) business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses, by giving the other party written notice of the new address in the manner set forth above. Notices given pursuant to this Agreement should be addressed as follows:

If to MSC:

Avenida da Praia Grande n.° 762-840, China Plaza, 8.° andar C, Macau

Macau Attention: SVP, Property General Manager

Telephone: (853) 8865 8822

If to Operator:

Avenida da Praia Grande n.° 762-840, China Plaza, 8.° andar C,

Macau Attention: SVP, General Counsel, Macau

Telephone: (853) 8868 3232

Section 14.5 Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties hereto and with any and all necessary Governmental Approvals previously obtained.

Section 14.6 Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement are determined to be illegal or invalid and contrary to any existing or future Law, such illegality or invalidity shall not impair the operation of, or affect, those portions of this Agreement that are legal and valid.

Section 14.7 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 14.8 Force Majeure.

(a) A party, provided that it has complied with the provisions of Section 14.8(c), shall not be in breach of this Agreement, nor liable for any failure or delay in performance of any obligations under this Agreement, and the time for performance of the obligations shall be extended accordingly, to the extent arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (“Force Majeure Event”), including but not limited to any of the following to the extent beyond its reasonable control:

(i) Acts of God, including but not limited to flood, earthquake, windstorm or other natural disaster;

(ii) War, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(iii) Terrorist attack, civil war, civil commotion or riots;

(iv) Nuclear, chemical or biological contamination or sonic boom;

(v) Mandatory compliance with any Law (including any change in Law or official interpretation thereof);

(vi) Fire, explosion, collapse of building structure or accidental damage not caused by or resulting from the acts or omissions of the applicable party;

(vii) Any labor dispute (including but not limited to strikes, industrial action or lockouts) or labor shortage not caused by or resulting from the acts or omissions of the applicable party;

(viii) Non-performance by suppliers or subcontractors (other than by Affiliates of the party seeking to rely on this clause); and

(ix) Interruption or failure of utility service, including but not limited to electric power, gas or water.

(b) The corresponding obligations of the other party will be suspended to the same extent.

(c) Any party that is subject to a Force Majeure Event shall not be in breach of this Agreement, provided that:

(i) It promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(ii) It could not have avoided the effect of the Force Majeure Event by taking precautions which it ought reasonably to have taken, but did not; and

(iii) It has used reasonable efforts to mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably practicable.

Section 14.9 Time is Material. The parties agree time is of the essence and that the time and schedule requirements set forth in this Agreement are material terms of this Agreement; provided, however, that any cure periods provided for under the Macau Civil Code are already provided for by agreement of the parties under this Agreement and shall not be in addition thereto.

Section 14.10 Further Assurances. The parties hereto agree to do all acts and deliver necessary documents as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

Section 14.11 Representations and Warranties of Operator. Subject to any disclosure made in writing by Operator or its Affiliates to MSC or its Affiliates on or before the date hereof, Operator hereby represents and warrants as follows:

(a) Operator is a duly organized company under Macau Law.

(b) (i) Operator has full legal right, power and authority under the Laws of Macau, including receipt of all requisite Government Approvals, and Operator and has taken all corporate action necessary, to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby; and (ii) prior to execution of this Agreement and any and all other documents and agreements related thereto, Operator shall have taken any and all action necessary to authorize the execution, delivery and performance thereof, the performance of its obligations thereunder, and the consummation of all other transactions contemplated thereby.

(c) This Agreement has been duly executed and delivered by Operator and, when approved by necessary Governmental Authority(ies) (where applicable), will constitute valid and binding obligations, enforceable against Operator in accordance with their terms.

(d) The execution and delivery of this Agreement, the performance by Operator of its obligations hereunder and the consummation by Operator of the transactions contemplated hereby will not violate any contract or agreement to which Operator or any of its Affiliates is a party or any Law or require any Governmental Approval beyond those contemplated herein.

(e) [Not used].

(f) [Not used].

Section 14.12 [Not used].

Section 14.13 Representations and Warranties of MSC. Subject to any disclosure made in writing by MSC or its Affiliates to Operator or its Affiliates on or before the date hereof, MSC hereby represents and warrants as follows:

(a) MSC is a duly organized Macau limited liability company.

(b) (i) MSC has full legal right, power and authority under Macau Law, and MSC and has taken all corporate action necessary, to enter into this Agreement, to perform its obligations hereunder, and to consummate all other transactions contemplated hereby; and (ii) prior to execution of this Agreement, MSC shall have taken any and all action necessary to authorize the execution, delivery and performance of this Agreement, the performance of its obligations thereunder, and the consummation of all other transactions contemplated thereby.

(c) This Agreement has been duly executed and delivered by MSC and, when approved by necessary Governmental Authorities (where applicable), will constitute valid and binding obligations, enforceable against MSC in accordance with their terms.

(d) The execution and delivery of this Agreement and the performance by MSC of its obligations hereunder will not violate any contract or agreement to which MSC or any of its Affiliates is a party or any Law or require any Governmental Approval beyond those contemplated herein.

(e) [Not used].

(f) [Not used].

(g) [Not used].

(h) [Not used].

(i) To MSC’s actual knowledge, it has not received any notices, order or other proposal which would materially adversely affect the access to or from the Casino.

(j) To MSC’s actual knowledge, there is no pending or threatened litigation or other proceeding to which MSC is or is reasonably likely to become a party relating to or affecting the Site, if adversely determined, would materially adversely affect the access to and from the Casino.

(k) [Not used].

(l) To MSC’s actual knowledge, neither MSC nor any of its Affiliates has violated any applicable Law or regulation in respect of the Site.

Section 14.14 Governing Law. This Agreement shall be governed by and construed in accordance with Macau Law.

Section 14.15 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the operation of the Casino by the Operator and supersedes all prior agreements relating thereto.

Section 14.16 Representatives of MSC. MSC shall furnish to Operator a list of the authorized representatives who are empowered to act on behalf of MSC for the purposes of this Agreement and MSC shall keep such list current.

Section 14.17 [Not Used].

Section 14.18 Confidentiality Agreement. MSC and Operator expressly agree that:

(a) In connection with the operation of the Casino by the Operator, the parties have and are each prepared, subject to the terms and conditions of this Agreement, to make available to the other certain information regarding Operator and MSC, respectively, all such information (whether written, electronic or oral) furnished to MSC and its Representatives, or to Operator and its Representatives, whether prior to, on, or following the date hereof, and whether prepared by Operator, MSC, any of the parties’ Representatives or Affiliates or otherwise on Operator’s or MSC’s behalf, including without limitation, the Subconcession Agreement or Concession Agreement (as applicable at the relevant time); information disclosed pursuant to provisions of this Agreement; Operator’s or MSC’s actual and proposed business(es); historical and projected financial information; budgets; services; products; trade secrets; techniques; processes; operations; know-how; strategies; forecasts; concepts; ideas; marketing plans; existing or potential customers, employees, vendors or suppliers; relationships with third parties and other third party information; and any information derived, summarized or extracted from any of the foregoing, including without limitation, all portions of reports, analyses, compilations, studies, interpretations, records, notes or other materials prepared by MSC, Operator or Operator’s or MSC’s Representatives or otherwise on Operator’s or an MSC’s behalf that contain, are based on, or otherwise reflect or are generated in whole or in part from such information, including that stored on any computer, word processor or other similar device, being referred to collectively as the “Confidential Information”. In consideration of being furnished such Confidential Information, the parties each agree to keep such Confidential Information confidential in accordance with the terms of this Agreement.

(b) Each receiving party and its Representatives shall use the Confidential Information solely for the purpose of performing its obligations hereunder and shall keep the Confidential Information confidential and not disclose any of the Confidential Information to any person, except that the Confidential Information or portions thereof may be disclosed to those directors, officers, employees, Affiliates, co-investors (with respect to Operator, including without limitation Melco Resorts and Melco), attorneys, and accountants of the receiving party (collectively, the “Representatives”) (i) who need to know such information for performing its obligations hereunder and (ii) who are informed by the receiving party of the confidential nature of the Confidential Information. In addition, (x) any party may disclose this Agreement and such Confidential Information or portions thereof to potential financing sources, underwriters, arrangers or advisers and financing sources, and their Representatives, or as required by law in connection with any such financing, (y) any party or its respective Representatives may disclose Confidential

Information to the extent required by the rules of any stock exchange on which the securities of the relevant party or its respective Representatives are listed and traded, or otherwise pursuant to applicable securities laws, and (z) any party may disclose this Agreement and such Confidential Information or portions thereof if reasonably necessary in connection with the enforcement of this Agreement under ARTICLE XV hereof. Operator and MSC agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and to prevent their respective Representatives (and other persons to whom disclosure is authorized hereby) from prohibited or unauthorized disclosure or uses of the Confidential Information. Operator and MSC shall each be responsible for any breach of this Section 14.18 of this Agreement by their respective Representatives and such other persons. In the event that a receiving party or any of its Representatives are requested or required by law, regulatory authority (including stock exchange), deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar legal process (collectively, “legal requirements”) to disclose any of the other party’s Confidential Information or any information of the type described in paragraph (e) of this Section 14.18 other than (in each case) disclosure by Operator to any Gaming Authority(ies) or Governmental Authority(ies) in the ordinary course of performing its obligations under this Agreement, such receiving party shall provide the other party with prompt prior written notice of such requirement in order to enable the other party to (a) seek an appropriate protective order or other remedy or (b) waive compliance, in whole or in part, with the terms hereof; and such receiving party shall consult and cooperate with the other parties to the fullest extent permitted by legal requirements with respect to taking steps to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, a receiving party or any of its Representatives are nonetheless, based upon the advice of its counsel or counsel of such Representative, required by legal requirements to disclose Confidential Information of the other parties (and except, in the case of Operator, disclosure to any Gaming Authority(ies) or Governmental Authority(ies) in the ordinary course of performing Operator’s obligations under this Agreement), such receiving party shall (a) furnish only that portion of the Confidential Information that it is advised by counsel is legally required, (b) give advance notice to the other party of the information to be disclosed as far in advance as is practical, and (c) exercise commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(c) All Confidential Information will be and will remain solely the property of the disclosing party, except as otherwise set forth in this Agreement.

(d) The term “Confidential Information” does not include any information that (i) at the time of disclosure is, or becomes, generally available to and known by the public (other than as a direct or indirect result of a disclosure by the receiving party or its Representatives in violation of this Agreement) or (ii) was available to the receiving party on a non-confidential basis from a source (other than the disclosing party or its Representatives) that is not and was not prohibited from disclosing such information to the receiving party by a contractual, legal, or fiduciary obligation of confidentiality to the disclosing party.

(e) Without the prior written consent of (i) Operator, in the case of MSC, or (ii) MSC, in the case of Operator, or except as required by legal requirements (subject to compliance with paragraph (b) of this Section 14.18, to the extent applicable), or except as permitted and subject to compliance with paragraph (b) of this Section 14.18, no party nor its Representatives shall (i) disclose to any person other than its Representatives (a) that this

Agreement exists, (b) that it has requested or received any Confidential Information, or (c) any of the terms, conditions, or other facts or information with respect to this Agreement or any opinion or view with respect to the parties or the Confidential Information. The term “person” as used in this Section 14.18 shall be broadly interpreted to include the media and any corporation, partnership, group, individual, or entity.

(f) To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by Operator and MSC that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege and stamped and identified as such shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Section 14.18 obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

(g) In the case of a disclosure by a party or its Representative required by the rules of any stock exchange on which the securities of the relevant party or its respective Representative are listed and traded or otherwise by applicable securities laws which is permitted by the foregoing provisions of this Section 14.18, the disclosing party shall (or shall procure that its Representative shall) give the other parties a reasonable opportunity to comment on the proposed form of disclosure but that shall not prevent the relevant party or its Representative from complying with its obligations under the rules of the relevant stock exchange or applicable securities laws.

(h) The parties each acknowledge that the disclosing party would be irreparably injured by a breach of this Section 14.18 by a receiving party or its Representatives, and that monetary remedies at law would be inadequate to protect the disclosing party against any actual or threatened breach of this Section 14.18 by a receiving party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to MSC or Operator, the parties each agree to the granting of equitable relief, including injunctive relief and specific performance, in the favor of a disclosing party without proof of actual damages. The parties each agree to reimburse a disclosing party for reasonable legal fees and other costs incurred to enforce this Section 14.18.

(i) The obligations under this Section 14.18 shall survive the Term or earlier termination of this Agreement for a period of two (2) years following the Term or earlier termination of this Agreement, provided that such the expiration of the Term or the earlier termination of this Agreement shall not relieve the receiving party from its responsibilities in respect of any breach of this Section 14.18 prior to such termination.

Section 14.19 [Not used].

ARTICLE XV

DISPUTE RESOLUTION

Section 15.1 Dispute Resolution Procedures. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved by the following dispute resolution process (except to the extent that the Agreement provides for a different procedure):

(a) First, representatives appointed by the highest-ranking corporate officer of each party to the Dispute shall engage in consultations with respect to such Dispute. Such consultation shall begin immediately after one party has delivered to the other party or parties a written notice for such consultation.

(b) If the Dispute is not resolved for any reason within thirty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to the other party or parties to the Dispute (the “Arbitration Notice”).

(c) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The claimant(s) in the Dispute shall collectively choose one arbitrator, and the respondent(s) shall collectively choose one arbitrator within thirty (30) days of the service on the respondent(s) of the request for arbitration. The two party-appointed arbitrators shall jointly select the third arbitrator, who shall serve as chair of the arbitral tribunal. Any arbitrator not timely selected shall be appointed by the Secretary General of the Centre.

(d) The arbitration proceedings shall be conducted in English. The arbitral tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this ARTICLE XV, including the provisions concerning the appointment of arbitrators, the provisions of this ARTICLE XV shall prevail.

(e) Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other(s) in connection with such arbitration proceedings, subject only to any applicable privileges and confidentiality obligations binding on such party.

(f) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of Macau and shall not apply any other substantive law. The members of the arbitral tribunal shall engage, as a cost of arbitration, an attorney qualified to practice law in Macau, which attorney shall not be counsel to any of the parties or their Affiliates and shall be experienced in gaming matters.

(g) The award of the arbitral tribunal shall be final and binding upon the parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(h) Any party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. Without prejudice to such provisional remedies that may be granted by a national court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(i) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j) The cost of arbitration (including reasonable legal, accounting and other professional fees and expenses reasonably incurred, by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne by the losing party or, if there is more than one losing party, pro rata by each losing party.

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For and on behalf of STUDIO CITY ENTERTAINMENT LIMITED

By:	/s/ Kevin Benning
Name:	Kevin Benning
Title:	SVP, Property General Manager, Studio City Authorized Representative

For and on behalf of MELCO RESORTS (MACAU) LIMITED

By:	/s/ Ines Nolasco Antunes
Name:	Ines Nolasco Antunes
Title:	SVP, General Counsel, Macau, Authorized Representative